EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT, dated as of this 14th day of December, 1998, between Fine Host Corporation, a Delaware corporation (the "Company"), and William D. Forrest (the "Executive").


                                R E C I T A L S:


                  WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services to the Company, on the terms and conditions set forth herein;

                  NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  SECTION 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. The Executive shall, as of the date hereof, serve as the President and Chief Operating Officer of the Company. Effective as of January 1, 1999, the Executive shall serve as the Chief Executive Officer of the Company, and shall also be appointed to serve as a member of the Company's Board of Directors (the "Board of Directors"). As an executive officer of the Company, the Executive shall have such duties as are typically performed by an executive officer of a corporation with such titles, together with such additional duties, commensurate with the Executive's position with the Company, as may be assigned to the Executive from time to time by the Board of Directors. The principal location of the Executive's employment shall be at the Company's principal executive office located in Greenwich, Connecticut, although the Executive understands and agrees that he may be required to travel from time to time for Company business reasons.

     SECTION 2. Term. Subject to the provisions and conditions of this Agreement (including Section 6), the Executive's employment hereunder shall commence on the date hereof and shall continue during the period ending on the earlier of:
(i) the effective date of a plan of reorganization of the Company which has been confirmed in the case of the Company under Chapter 11 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101 et. seq. (the "Effective Date") or (ii) the first anniversary of the date hereof. The term of the Executive's employment by the Company is referred to herein as the "Employment Term."

                  SECTION 3.  Compensation.

                  (a) Salary. As compensation for the performance of the Executive's services hereunder, the Company shall pay to the Executive a salary (the "Salary") of $400,000 per annum with increases, if any, as may be approved in writing by the Board of Directors. The Salary shall be payable in accordance with the payroll practices of the Company (including the withholding of applicable employment and income taxes) as the same shall exist from time to time. In no event shall the Salary be decreased during the Employment Term.

                  (b) Bonus Plan. The Executive shall receive a cash bonus ("Bonus"), subject to withholding of applicable employment and income taxes, as follows:

                  (i) The Company shall pay a Bonus of $300,000 if the Effective Date occurs on or before May 5, 1999.

                  (ii) The Company shall pay a Bonus of $200,000 if the Effective Date occurs after May 5, 1999 but on or before June 5, 1999.

                  (iii) The Company shall pay a Bonus of $150,000 if the Effective Date occurs after June 5, 1999 but prior to January 5, 2000.

                  (c) Signing Bonus. Upon execution of this Agreement, the Executive, or his designee, shall be paid a cash signing bonus of $60,000 by the Company, subject to withholding of any applicable employment or income taxes.

                  (d) Benefits. In addition to the Salary and Bonus, the Executive shall be entitled to participate in health, insurance, pension, automobile and other benefits provided to other senior executives of the Company on terms no less favorable than those available to such senior executives of the Company. The Executive shall also be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policy in effect from time to time.

                  SECTION 4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, including but not limited to the Executive's consulting practice, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and (ii) engage in personal investing activities, provided that activities set forth in these clauses (i) and (ii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder. Upon the execution of this Agreement, or at such later time as the Company shall request, the Executive shall provide the Company with a written acknowledgment of the complete termination of his prior business relationship, including the relationship of Forrest Advisory Services, Inc., with Buccino & Associates, Inc. Subject to the prior satisfaction of all amounts due and owing from Buccino & Associates, Inc., the Executive shall, and shall cause Forrest Advisory Services, Inc. to, provide a written release of all outstanding claims against Buccino & Associates, Inc.

                  SECTION 5.  Reimbursement and Indemnification.

                  (a) Business Expenses. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company's expense reimbursement policy, as the same may be modified by the Board of Directors from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

                  (b) Personal Expenses. During the Employment Term, the Company shall reimburse the Executive for personal living expenses incurred by the Executive for meals and lodging relating to the Executive's presence in Greenwich, Connecticut and for transportation to and from the Executive's personal residence in Kennebunkport, Maine and his office in Greenwich, Connecticut, in the amount of $1,000 per week. The Executive need not account to the Company for such expenditures. In addition to the above personal expenses, the Company shall reimburse the Executive for attorney's fees of $3,250.00 incurred by the Executive in negotiating and preparing this Agreement.

                  (c) Indemnification. The Company shall indemnify Executive to the fullest extent permitted under Section 145 of the Delaware General Corporation Law (the "DGCL"). In addition, the Company shall indemnify the Executive against all claims of Gerald P. Buccino and Buccino & Associates, Inc. relating to the Executive's employment by the Company. The Company shall advance reasonable expenses to Executive relating to the Company's indemnification hereunder in accordance with Section 145(e) of the DGCL.

                  SECTION 6.  Termination and Default.

                  (a) Death. This Agreement shall automatically terminate upon the death of the Executive and upon such event, the Executive's estate shall be entitled to receive the amounts specified in Section 6(e) below.

                  (b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, this Agreement shall remain in full force and effect and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is unable to perform the duties required of him under this Agreement for 60 consecutive days during the term of this Agreement, in which event this Agreement (other than Sections 6(e), 7, 8, 9, and 12 hereof), including, but not limited to, the Company's obligations to pay any Salary or to provide any privileges under this Agreement, shall terminate.

                  (c) Just Cause. The Company may terminate this Agreement (other than Sections 6(e), 7, 8, 9 and 12 hereof) at any time. If the Executive's employment is terminated pursuant to this Section 6(c), the Executive shall be entitled to receive the amounts specified in Section 6(e) below. In the event of termination pursuant to this Section 6(c) for Just Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Just Cause which is the reason for such termination. Termination of the Executive's employment hereunder shall be effective upon delivery of such notice of termination. For purposes of this Agreement, "Just Cause" shall mean: (i) the Executive's failure (except where due to a disability contemplated by subsection
(b) hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 30 days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal, (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) any continued or repeated absence from the Company, unless such absence is (A) approved or excused by the Board of Directors or (B) is the result of the Executive's illness, disability or incapacity (in which event the provisions of Section 6(b) hereof shall control); (iv) use of illegal drugs by the Executive or repeated drunkenness; (v) conviction of the Executive for the commission of a felony; or
(vi) the commission by the Executive of an act of fraud or embezzlement against the Company.

                  (d) Resignation. The Executive shall have the right immediately to terminate this Agreement (other than Sections 6(e), 7, 8, 9 and
12) by giving notice of the Executive's resignation. Upon receipt of such notice, this Agreement, other than Sections 6(e), 7, 8, 9 and 12, shall terminate immediately.

                  (e) Payments. In the event the Executive's employment hereunder terminates for any reason, the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses. In the event the Executive's employment hereunder is terminated by the Company without Just Cause prior to the Executive's entitlement to the Bonus payments under Section 3(b) hereof, in addition to the amounts specified in the foregoing sentence, the Executive shall be paid the following termination fee in lieu of any and all such Bonus payments:

                  (i) If the Executive's termination is prior to the expiration of 120 days after the Filing Date, the termination fee shall be $300,000;

                  (ii) If the Executive's termination is more than 120 but less than 151 days after the Filing Date, the termination fee shall be $200,000; and

                  (iii) If the Executive's termination is more than 150 days after the Filing Date, the termination fee shall be $150,000.

In addition, the Executive shall continue to receive any group health or insurance benefits provided to him as of the date of such termination for the remainder of the Employment Term, provided such benefits are then made available to other employees of the Company. In the event the Executive is receiving group health or insurance benefits described in the preceding sentence and accepts other employment prior to the last date of the Employment Term, the Executive shall forthwith notify the Company and the Company shall be entitled to discontinue any group health or insurance benefits then being provided to the Executive under this Section 6(e) to the extent the Executive is then entitled to substantially similar benefits from such other employment. Notwithstanding the foregoing provisions of this Section 6(e), the Company's obligation to make any payments or provide any benefits hereunder shall be reduced by any amounts then owed by the Executive to the Company. Upon any termination of this Agreement, all of the rights, privileges and duties of the Executive hereunder shall cease, except for his rights under this Section 6(e) and his obligations under Sections 7, 8, 9, and 12 hereunder.

                  SECTION 7.  Disclosure and Solicitation.

                  (a) Non-disclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company's business or, if acquired following the Employment Term, such information which, to the Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment. The Executive's obligations hereunder shall not apply to information acquired by the Executive which (i) is in the public domain, other than by breach of the Executive's obligations hereunder, (ii) is already in the Executive's possession and not subject to obligations of confidentiality, and
(iii) is made available to the Executive from sources not bound by obligations of confidentiality.

                  (b) No Interference. During the period commencing on the date of this Agreement and ending on the first anniversary of the termination of the Executive's employment hereunder (such period is hereinafter referred to as the "Restricted Period"), the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company, its affiliates or subsidiaries, or otherwise directly interfere with the relationship of the Company, its affiliates or subsidiaries with any person who, to the knowledge of the Executive, is employed as a regular salaried employee of the Company, its affiliates or subsidiaries. The placement of any general classified or "help wanted" advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(b) unless the Executive's name is contained in such advertisements or solicitations.

                    SECTION 8. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

                    SECTION 9. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive's heirs and the personal representatives of the Executive's estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

                    SECTION 10. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

                    SECTION 11. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                    SECTION 12.  Notices.

                    (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

                    (i) If to the Executive, at 131 Arundel Road, Kennebunkport, Maine 04046, or at such other address as the Executive may have furnished the Company in writing; with a copy to Frederick H. Grein, Jr., Esq., at Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, Massachusetts 02110.

                    (ii) If to the Company, at 3 Greenwich Office Park, Greenwich, Connecticut 06831, marked for the attention of the Company's General Counsel, or at such other address as it may have furnished in writing to the Executive.

                    (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

                    SECTION 13. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

                    SECTION 14. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

                    SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                                       FINE HOST CORPORATION



                                                       By:
                                                          Name:
                                                          Title:





                                                                     Executive

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